Exhibit 16.1

March 7, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams:

We have read Item 16-F of the Form 20-F for the Group (comprising RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures) dated March 7, 2017, and have the following comments:

1.	We agree with the statements made in paragraphs two, three and four in the section “Change in Registrant’s Certifying Accountant”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte LLP

Independent Registered Public Accounting Firm